UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Karla M. Violetto
        1 S. - 484 Leahy Road
        Oakbrook Terrace, Illinois  60181

        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        American Country Holdings Inc.
        ACHI

   3.   IRS or Social Security Number of Reporting Person (Voluntary):



   4.   Statement for Month/Year:

        November 2000

   5.   If Amendment, Date of Original (Month/Year):

         April 2000

   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner (x) Officer (give title below)
        ( ) Other (specify below):
             Vice President and Chief Financial Officer

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned


                                                                     5. Amount of
                     2. Trans-                                        Securities        6. Owner-
                      action   3. Trans-                             Beneficially      ship Form:
       1. Title of     Date      action   4. Securities Acquired     Owned at End     Direct (D) or  7. Nature of Indirect
         Security     (Month/     Code    (A) or Disposed of (D)       of Month       Indirect (I)    Beneficial Ownership
        (Instr. 3)   Day/Year) (Instr. 8)  (Instr. 3, 4 and 5)     (Instr. 3 and 4)    (Instr. 4)          (Instr. 4)
       -----------   --------- ---------- ----------------------   ----------------   -------------  ---------------------
                               Code   V   Amount (A)or(D)  Price
                               ----   -   ------ --------  -----

     No securities are beneficially owned





                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                              10.
                                                                                                    9.      Owner-
                                              5.                                                  Number     ship
                                            Number                                               of Deri-  Form of
                  2.                      of Deriv-                                               vative    Deri-     11.
               Conver-                      ative                                                 Securi-   vative   Nature
               sion or                      Secur-                                                 ties     Secur-  of Indi-
         1.     Exer-     3.                ities                             7.           8.    Benefi-    ity:     rect
      Title of   cise   Trans-      4.     Acquired          6.            Title and     Price    cially    Direct  Benefi-
       Deriv-   Price   action    Trans-    (A) or       Date Exer-        Amount of   of Deriv- Owned at   (D) or    cial
       ative      of     Date     action   Disposed     cisable and       Underlying     ative    End of   Indirect  Owner-
      Security  Deriv-  (Month/    Code     of (D)       Expiration       Securities    Security   Month     (I)      ship
      (Instr.   ative    Day/    (Instr.  (Instr. 3,    Date(Month/        (Instr. 3    (Instr.   (Instr.  (Instr.  (Instr.
         3)    Security  Year)      8)     4 and 5)      Day/Year)          and 4)         5)       4)        4)       4)
      -------- -------- ------- --------- ----------   -------------       ----------   -------- --------- -------- --------
                                Code   V  (A)  (D)  Date      Expir-         Amount or
                                ----   -  ---  ---  Exer-     ation          Number of
                                                    cisable   Date    Title  Shares
                                                    -------   ------  -----  ---------
     Option                                                                                       1,250      D


     Option      3.25  11/14/00            A       11/14/00  11/13/05 Common   16,750            16,750      D
                                                                      Stock
                                                                      $.01
                                                                      par
                                                                      value

     Option      5.00  11/14/00            A       11/14/02* 11/13/05 Common   12,000            12,000      D
                                                                      Stock
                                                                      $.01
                                                                      par
                                                                      value

     *These options vest one-third immediately, one-third in one year and one-third in two years.

   Explanation of Responses:

   SIGNATURE OF REPORTING PERSON:


   /s/ Karla M. Violetto
   ------------------------------
       Karla M. Violetto

   Dated:  December 11, 2000